FORM 4

  (   )  Check this box if no longer
         subject to Section 16.  Form 4
         or Form 5 obligations may continue.
         See Instruction 1(b).

         U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
                 WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |_____________________|
                                                      |OMB NUMBER: 3235-0287|
                                                      |EXPIRES:             |
                                                      | SEPTEMBER 30, 1998  |
       Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
         Securities Exchange Act of 1934,             |BURDEN HOURS         |
        Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
          Holding Company Act of 1935                 |_____________________|
       or Section 30(f) of the Investment
              Company Act of 1940
 ____________________________________________________________________________
 1. Name and Address of Reporting Person
    Jeremy S. Lawrence
    100 Tri-State Drive, Suite 200
    Lincolnshire, IL 60069
 ____________________________________________________________________________
 2. Issuer Name and Ticker or Trading Symbol

    Ivex Packaging Corporation/IXX
 ____________________________________________________________________________
 3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

 ____________________________________________________________________________
 4. Statement for Month/Year

    May/1998
 ____________________________________________________________________________
 5. If Amendment, Date of Original (Month/Year)

 ____________________________________________________________________________
 6. Relationship of reporting person to Issuer (Check all applicable)
    (   ) DIRECTOR
    (   ) 10% OWNER
    ( X ) OFFICER (GIVE TITLE BELOW)
    (   ) OTHER (SPECIFY TITLE BELOW)

    Vice President of Human Resources

 ____________________________________________________________________________
 7. Individual, or Joint/Group Filing (Check all applicable)
    ( X ) Form filed by One Reporting Person
    (   ) Form filed by More than One Reporting Person

 ============================================================================
 TABLE I
 Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
 ____________________________________________________________________________
 1. Title of Security (Instr. 3)

    Common Stock
 ____________________________________________________________________________
 2. Transaction Date (Month/Day/Year)

    5/20/98
 ____________________________________________________________________________
 3. Transaction Code (Instr. 8)

    J
 ____________________________________________________________________________
 4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

    10,948 disposed of at $24.00 per share.
 ____________________________________________________________________________
 5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)

    151,512
 ____________________________________________________________________________
 6. Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

    D
 ____________________________________________________________________________
 7. Nature of Indirect Beneficial Ownership (Instr. 4)

 ____________________________________________________________________________
 Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
 ============================================================================
 TABLE II
 Derivative Securities Acquired, Disposed of, or Beneficially Owned
 (e.g., Puts, Calls, Warrants, Options, Convertible securities)
 ____________________________________________________________________________
 1. Title of Derivative Security (Instr. 3)

 ____________________________________________________________________________
 2. Conversion or Exercise Price of Derivative Security

 ____________________________________________________________________________
 3. Transaction Date (Month/Day/Year)

 ____________________________________________________________________________
 4. Transaction Code (Instr. 8)

 ____________________________________________________________________________
 5. Number of Derivative Securities Acquired (A) or Disposed of (D)
         (Instr. 3, 4, and 5)

 ____________________________________________________________________________
 6. Date Exercisable and Expiration Date (Month/Day/Year)

 ____________________________________________________________________________
 7. Title and Amount of Underlying Securities (Instr. 3 and 4)

 ____________________________________________________________________________
 8. Price of Derivative Securities (Instr. 5)

 ____________________________________________________________________________
 9. Number of Derivative Securities Beneficially Owned at End of Month
         (Instr. 4)

 ____________________________________________________________________________
 10. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
         (Instr. 4)

 ____________________________________________________________________________
 11. Nature of Indirect Beneficial Ownership (Instr. 4)

 ____________________________________________________________________________
 EXPLANATION OF RESPONSES: Securities sold pursuant to an underwritten public offering.




       /s/ Jeremy S. Lawrence                            6/5/98
    ---------------------------------              ------------------
    **  SIGNATURE OF REPORTING PERSON                     DATE

 _____________________________

    ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).